FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Pat Grebe, Media Relations (media.info@quintiles.com) Greg Connors, Investor Relations (invest@quintiles.com) 919 998 2000
QUINTILES COMMENCES REFINANCING PROCESS
RESEARCH TRIANGLE PARK, N.C. — March 6, 2006 — Quintiles Transnational Corp. today announced that it is pursuing plans to borrow $1.47 billion under new credit facility arrangements. The new credit facilities would include a $250 million first lien revolving credit facility due in 2012, a $900 million first lien term loan B due in 2013 and a $320 million second lien term loan C due in 2014. Proceeds from these borrowings would be used, together with available cash, to pay the purchase price for notes tendered in the tender offer announced by the Company and Pharma Services Intermediate Holding Corp. (“Holding”) on March 3, 2006, with respect to any and all of their outstanding senior notes, and to cash out the outstanding preferred stock of Pharma Services Holding, Inc., the parent company of the Company and Holding. The refinancing and the tender offer are subject to certain conditions, rights of withdrawal and other terms which could result in the Company not completing the refinancing or tender offer.
This press release does not constitute an offer to buy, the solicitation of an offer to sell or the solicitation of consents with respect to the notes subject to the tender offer.
About Quintiles
Quintiles is the global leader in pharmaceutical services. We improve healthcare worldwide by providing innovative, quality professional expertise, market intelligence and partnering solutions to meet the dynamic needs of the pharmaceutical, biotechnology and healthcare industries. Quintiles has 16,000 specialized employees and offices in 50 countries. For more information visit the company’s Web site at www.quintiles.com.
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the possibility that Quintiles may not be able to complete the financing on terms acceptable to Quintiles prior to the expiration of the tender offer or otherwise obtain funds sufficient to achieve the refinancing. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs. Any forward-looking statements are as of the date hereof, and we have no duty to update them if our views later change.
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